MIRE & ASSOCIATES INC.
PETROLEUM CONSULTANTS

P.O. Box 1218
Katy, TX 77492-1218
Tel: 713-882-9598
www.mireandassociates.com

November 3, 2010

Radiant Oil & Gas, Inc.
9700 Richmond Avenue, Suite 124
Houston, Texas 77042

ATTN: Mr. Allen Hobbs

SUBJECT: RADIANT OIL & GAS, INC.
INDEPENDENT CONSULTANT CONSENT

Mire & Associates, Inc. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Radiant Oil & Gas, Inc. for the year ended December 31, 2009 in Radiant Oil & Gas, Inc.'s Current Report on Form 8-K, dated August 16, 2010, as amended on Form 8-K/A, dated September 24, 2010, and further amended on Form 8-K/A dated [November 5, 2010].

Sincerely,

Kurt Mire

Kurt Mire
Petroleum Consultant